Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

ROYALE ENERGY'S FIRST QUARTER REVENUE JUMPS 33% AND EARNINGS INCREASE TO 9 CENTS PER SHARE

SAN DIEGO, May 9, 2006 - Royale Energy, Inc. (NASDAQ: ROYL) reports that for the first quarter of 2006, the company had a net profit of $687,020 or 9 cents per share, an $818,853 increase compared to the net loss of $131,833 or 2 cents per share during the first quarter of 2005. Turnkey drilling revenues increased as the company drilled six wells in the first quarter.

Oil and natural gas lease operating expenses decreased by $122,532 or 17.3%, to $586,610 for the quarter ended March 31, 2006, from $709,142 for the quarter in 2005. This decrease was mainly due to lower operational costs in 2006 when compared to 2005.

Total revenue for the first quarter in 2006 was $7,383,723, an increase of $1,831,108 or 33% from the total revenue of $5,552,615 during the same period in 2005.

The company has successfully fracture stimulated (frac'd) its Moon Canyon 2 well in the Uintah Basin, Rocky Mountains, and expects to begin flow testing late next week. A completion rig is also scheduled to complete the two recently drilled Victor Ranch Wells next week.

About the Company

Headquartered in San Diego, Royale Energy, Inc. is an independent energy company. The Company is focused on development, acquisition, exploration, and production of natural gas and oil in California, Texas and the Rocky Mountains. It has been a leading independent producer of oil and natural gas for nearly 20 years. The Company's strength is continually reaffirmed by investors who participate in funding over 50% of the company's new projects. Additional information about Royale Energy, Inc. is available on its web site at www.royl.com.

Forward Looking Statements

In addition to historical information contained herein, this news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company's actual results to differ materially from those in the "forward-looking" statements. While the company believes its forward looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company's control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

Royale Energy, Inc.
Contact: Chanda Idano
Director of Marketing & PR of Royale Energy, Inc.
+1-619-881-2800 or fax, + 1-619-881-2899
chanda@royl.com http://www.royl.com